[FORM OF AMENDED NOTE]

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: June 29, 2006

As amended and restated as of December 31, 2008

$XXXXXXX

AMENDED AND RESTATED

SENIOR SECURED NOTE

DUE JUNE 29, 2011

THIS NOTE is one of a series of duly authorized and issued Senior Secured Notes of Pipeline Data Inc., a Delaware corporation, having a principal place of business at 1515 Hancock Street, Suite 301, Quincy, MA 02169 (the “Company”), designated as its Senior Secured Notes, due June 29, 2011 (the “Note(s)”).

FOR VALUE RECEIVED, the Company promises to pay to XXXXXXXX or its registered assigns (the “Holder”), the principal sum of $13,940,500 on the earlier of (i) June 29, 2011 (or June 29, 2012 if so extended by the Company pursuant to Section 2(f) hereunder) or (ii) such earlier date as the Notes are required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Holder on the aggregate outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1.          Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

“Adjusted Net Income” shall mean with respect to any Person for any period, the sum of (a) Net Income for such period, plus (b) the net after-tax amount of amortization expense (but not depreciation expense) that was deducted in the calculation of such Net Income.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period; provided, however, that Capital Expenditures shall not include the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the capital stock of, any other Person.

“Capitalized Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Note, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change of Control Transaction” means the occurrence after the date hereof, of any of (i) an acquisition after the date hereof (including, without limitation, by reason of any merger or consolidation to which the Company is a party) by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (or, in the case of any merger or consolidation, the surviving or successor entity of such transaction), (ii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, (iii) after December 31, 2008, a replacement at one time or within a three year period of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iv) Peter Kight shall no longer be a director of the Company and Randy McCoy shall no longer be employed by the Company, or (v) the execution by the Company of an agreement (and the satisfaction of all conditions precedent contained in such agreement other than those which are within the Company’s control to satisfy or waive), to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii), (iii) or (iv). Notwithstanding the foregoing, the issuance by the Company of the Convertible Preferred Stock pursuant to the ComVest Investment Agreement and the conversion by ComVest of the Convertible Preferred Stock into Common Stock shall not be deemed a Change of Control Transaction.

“Common Stock” means the common stock, $0.001 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

“ComVest” means Pipeline Holdings, LLC, a Delaware limited liability company.

“ComVest Investment Agreement” means that certain Stock Purchase Agreement, dated as of February 2, 2009, by and between ComVest and the Company relating to the issuance of the Convertible Preferred Stock by the Company. The ComVest Investment Agreement contemplates an initial issuance of common stock and Series A Convertible Preferred Stock and exchange of such initial issuance with the Convertible Preferred Stock.

“Convertible Preferred Stock” shall mean the Company’s $15,000,000.00 of Series B Convertible Preferred Stock.

“Cumulative Adjusted Net Income” shall mean the aggregate amount of Adjusted Net Income of the Company for the period beginning on January 1, 2009 through the close of the most recently completed fiscal quarter as of any date of determination. For the avoidance of doubt, to the extent that Adjusted Net Income for any completed fiscal period is a negative number, such negative amount shall offset positive Adjusted Net Income from any prior or future fiscal period.

“EBITDA” shall mean, with respect to any period, the combination of (i) the Company’s net income or loss (after giving effect to deduction of or provision for all operating expenses (but not to fees and expenses payable pursuant to the Management Agreement), all taxes and reserves and all other proper deductions), plus (ii) the Company’s interest expense after giving effect to payments made or received under interest rate protection agreements, plus (iii) total federal, state, local and foreign income, value added and similar taxes paid or payable by the Company and its Subsidiaries, plus (iv) the Company’s depreciation and amortization expense, all as determined on a consolidated basis in accordance with GAAP and as set forth on the Company’s consolidated financial statements included in its SEC Reports or internal financial statements (as certified by the Company’s Chief Executive Officer or Chief Financial Officer). As used herein, “EBITDA” shall not reflect the Company’s or any of its Subsidiaries’ receipt of any of the principal amount of the Notes or any other amounts received by the Holders as a result of the consummation of the transactions contemplated by the Transaction Documents, the issuance or conversion of Convertible Preferred Stock, or proceeds of any future issuances of any equity securities or debt instruments, or any non-cash charges resulting from future issuances of any equity securities or debt instruments.

“Event of Default” shall have the meaning set forth in Section 8.

“Excess Cash Flow” means for any period, (i) EBITDA for such period, less (ii) the sum of (A) all Net Interest Expense of the Company, (B) income, withholding and other similar Federal, state or local taxes paid in cash by the Company for such period, (C) Capital Expenditures made in respect of the Company, (D) the amount of any gains of the Company (net of cash taxes paid thereon) included in amounts actually paid under Section 2(e)(1)(B) below in respect of any transaction(s) consummated during the subject period, and (E) any taxes paid during the subject period relating to a transaction which required a mandatory prepayment under Section 2(e)(1)(B) during a prior fiscal period, so long as such mandatory prepayment in such prior fiscal quarter was actually paid. Excess Cash Flow shall not include amounts attributable to Acquisition Subsidiaries unless such Acquisition Subsidiaries are permitted to pay dividends to the Company under their respective debt agreements and such dividends are actually paid to the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” shall mean any transaction in which (A) the Company effects any merger or consolidation of the Company with or into another Person (outside of the ordinary course of business), (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the

Company effects any reclassification of the Common Stock (other than forward or reverse stock splits or other reclassifications that do not change the pro rata allocation of economic or voting rights of stockholders) or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property of another Person.

“Interest Rate” means (i) 10% per annum until and including June 30, 2010 and (ii) 14% per annum after June 30, 2010.

“Late Fees” shall have the meaning set forth in Section 2(c) of this Note.

“Management Agreement” means the Management Agreement, dated as of February 2, 2009, by and between the Company and ComVest, as amended, modified or supplemented from time to time in accordance with its terms.

“Mandatory Prepayment Amount” means the sum of (i) 100% of the outstanding principal amount of this Note, plus all accrued and unpaid interest hereon, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Note.

“Net Income” shall mean with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with generally accepted accounting principles.

“Net Interest Expense” shall mean for any period, total cash interest expense of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, relating to the Notes.

“Original Issue Date” shall mean the date of the first issuance of the Notes regardless of the number of transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Permitted Indebtedness” means (a) the indebtedness existing on the Initial Closing Date and set forth on Schedule 3.1(z) to the Purchase Agreement, (b) purchase money indebtedness of the Company incurred in connection with the acquisition of capital assets (including merchant accounts) with respect to newly acquired assets so long as (i) the maturity date of such indebtedness is subsequent to June 29, 2012, (ii) such indebtedness is subordinated to the Notes on terms and conditions reasonably satisfactory to the holders of 75% or more of the then-outstanding principal amount of the Notes (such approval not to be unreasonably withheld, delayed or conditioned), provided that such terms may include (A) permitted payment and receipt of scheduled interest payments provided that no default or Event of Default under the Notes exists on the date of such scheduled interest payment, (B) no permitted principal or amortization payments until the Notes have been repaid in full in cash, and (C) other terms and conditions not inconsistent with the Notes (and such terms described in the foregoing clauses (A), (B) and (C) will in any event be deemed satisfactory to all holders of Notes, although the approval of the holders of 75% or more of the then-outstanding principal amount of the Notes shall still be required as described above), (iii) the last twelve months’ leverage pro forma for debt incurred (and repaid) and EBITDA acquired as a result of the transaction (assuming such transaction occurred on the first day of the period) shall not exceed a ratio of 3.5 times debt to EBITDA, and (iv) the last twelve months’ EBITDA to interest expense pro forma for the debt incurred (and repaid) and EBITDA acquired for the Company and its Subsidiaries (assuming such transaction occurred on the first day of the period) shall not be less than 2.5 times, (c) indebtedness entered into with the consent of the Holders of 75% of the aggregate principal amount of the then outstanding Notes, provided that such indebtedness is expressly subordinated to the Notes pursuant to a written subordination agreement satisfactory to the Holders, (d) up to $15 million of purchase money indebtedness incurred in connection with the acquisition of capital assets (including merchant accounts) by an Acquisition Subsidiary pursuant to a line of credit provided by ComVest or an Affiliate of ComVest having an annual interest rate no greater than 12%, which may be secured by a first priority lien solely on all of such Acquisition Subsidiary’s assets, (e) indebtedness incurred by an Acquisition Subsidiary so long as such indebtedness is secured solely by the assets of such Acquisition Subsidiary, (f) subordinated indebtedness of the Company described in Section 7(h)(viii) below and (g) Capitalized Lease Obligations within the guidelines set forth in Section 7(g).

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government, the federal government of Canada or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-I by Standard & Poor’s or such comparable rating agencies in Canada; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government, the federal government of Canada or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, and (vi) tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s or such comparable rating agencies.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens incurred in connection with Permitted Indebtedness under clause (a) thereunder; (d) Liens incurred in connection with Permitted Indebtedness under clauses (d) and(e) thereunder, provided that such Liens are secured by assets of the Acquisition Subsidiary and not of the Company or its Restricted Subsidiaries; and (e) Liens with the consent of the Holders of a majority of the aggregate principal amount of the then outstanding Notes, provided that such Liens are expressly subordinated to the security interest of the Holders pursuant to a written subordination agreement satisfactory to the Holders.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of June 29, 2006, as amended as of December 31, 2008, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“SEC Reports” means all reports that the Company is obligated to file pursuant to Sections 13 or 15(d) of the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 2.	Interest; Payments.

a)         Payment of Interest; Other Payments. The Company shall pay interest in cash to the Holder on the aggregate outstanding principal amount of this Note at the Interest Rate, payable quarterly in arrears beginning on the first day of the fourth month after the Original Issue Date and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an “Interest Payment Date”).

b)         Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest shall be compounded monthly. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes (the “Note Register”).

c)         Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 20% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) (“Late Fee”) which will accrue daily, from the date such interest is due hereunder through and including the date of payment.

d)         Optional Repayment. (1) Subject to the provisions of this Section 2, the Company may deliver a notice to the Holder (an “Optional Repayment Notice” and the date such notice is deemed delivered hereunder, the “Optional Repayment Notice Date”) of its irrevocable election to prepay up to 100% of the outstanding Notes for cash in an amount equal to the principal amount being prepaid plus accrued interest thereon to the date of repayment (the “Optional Repayment Amount”) on the 20th Business Day following the Optional Repayment Notice Date (such date, the “Optional Repayment Date” and such repayment, the “Optional Repayment”). The Optional Repayment Amount is payable in full on the Optional Repayment Date.

(2) The payment of cash pursuant to an Optional Repayment shall be made on the Optional Repayment Date. If any portion of the payment pursuant to an Optional Repayment shall not be paid by the Company by the applicable due date, interest shall accrue thereon until such amount is paid in full at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law. Notwithstanding anything herein contained to the contrary, if any portion of the Optional Repayment Amount remains unpaid after such date, the Holder may elect, by written notice to the Company given at any time thereafter, to invalidate ab initio such repayment, and, with respect to the Company’s failure to honor the Optional Repayment, the Company shall have no further right to exercise such Optional Repayment.

Notwithstanding anything to the contrary in this Section 2, the Company’s determination to redeem in cash shall be applied ratably among the holders of Notes in proportion to respective principal amounts of the Notes.

e)         Mandatory Repayment. (1) The Company shall be required to prepay in cash (A) the aggregate principal amount of the Notes upon the consummation of a Change of Control Transaction or a Fundamental Transaction or (B) upon or within five (5) Business Days after the sale, disposal or similar transaction outside the ordinary course of business involving of any or all of the Collateral, a principal amount of the Notes (ratably as aforesaid) equal to the gross proceeds (as adjusted for the net tax impact to the Company on a consolidated basis, including but not limited to income taxes or capital gain or loss, in respect of such transaction) received by the Company as a result of such transaction.

(2) The Company shall be required to make a mandatory prepayment of the outstanding principal and accrued interest of the Notes (ratably as aforesaid) hereunder within forty-five (45) calendar days after the end of each fiscal quarter in each fiscal year of the Company (commencing with the fiscal quarter ending March 31, 2009) in an amount equal to 50% of all Excess Cash Flow, if any, for such fiscal quarter. In the event that the Company’s independent public accountants find as part of any quarterly review or annual audit or attestation that the financial statement line items used to calculate Excess Cash Flow for any prior fiscal quarter (or with respect to a mandatory prepayment already made for the most recently completed fiscal quarter) were incorrect, the calculation of Excess Cash Flow and the mandatory prepayment with respect to any subsequent fiscal quarters shall reflect any and all corrections and adjustments necessary to correct such prior fiscal periods or previous mandatory prepayments, and upon the request of the Holders of 75% of the then outstanding Notes, the Company’s independent public accountants shall certify the corrected calculations or Excess Cash Flow.

f)         Extension of Maturity Date. At any time prior to May 10, 2011, the Company may extend the Maturity Date to June 29, 2012 by providing 30 days prior written notice to all Holders, so long as (i) no default or Event of Default has occurred and is continuing on the Maturity Date and (ii) no Event of Default has occurred and is continuing on the date of any such notice.

Section 3.	Registration of Transfers and Exchanges.

a)         Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

b)         Investment Representations. This Note has been issued subject to certain investment representations of the original Holders set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)         Reliance on Note Register. Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.	Intentionally omitted.

Section 5.	Intentionally omitted.

Section 6.         Affirmative Covenants. (a) So long as any portion of this Note is outstanding, the Company shall furnish to the Holder:

i.          if requested by the Holder, as soon as available, and in any event within 30 days after the end of each fiscal month of the Company and its Subsidiaries commencing with the first fiscal month of the Company and its Subsidiaries ending after the date hereof (A) internally prepared consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such fiscal month, all in reasonable detail and certified by an authorized officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Holder, subject to normal year-end adjustments and (B) internally prepared financial reports for such fiscal month, including the consolidated statements of financial position, earnings and cash flow, all in reasonable detail and certified by an authorized officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as at the end of such fiscal month;

ii.         a monthly call with management to explain the results of its monthly operations and to review the statements supplied pursuant to subsection (i) to this Section 6;

iii.        (A) As soon as available, and in any event within 45 days after the end of each fiscal quarter of the Company and its Subsidiaries commencing with the first fiscal quarter of the Company and its Subsidiaries ending after the date hereof (except in the case of the fourth quarter, such report shall be due within 90 days after the end of such fiscal quarter) (1) consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows as at the end of such fiscal quarter, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such fiscal quarter, all in reasonable detail and certified by an authorized officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as at the end of such fiscal quarter and the results of operations, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal quarter, in accordance with GAAP, subject to normal year-end adjustments and (2) financial reports for such fiscal quarter, including the consolidated statements of financial position, earnings and cash flow, all in reasonable detail and certified by an authorized officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as at the end of such fiscal quarter;

(B) As soon as available, and in any event within 90 days after the end of each fiscal year of the Company and its Subsidiaries, audited consolidated balance sheets, audited consolidated statements of operations and retained earnings and audited consolidated statements of cash flows at the end of such fiscal year, all in reasonable detail and certified by an authorized officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as at the end of such fiscal year and the results of operations, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal year, in accordance with GAAP, accompanied by the audit report of an independent public accounting firm.

iv.        promptly after submission to any governmental authority, all documents and information furnished to such governmental authority in connection with any investigation of the Company or any Subsidiary other than routine inquiries by such governmental authority;

v.         as soon as possible, and in any event within 3 Business Days after the Company or any Restricted Subsidiary knows or should have known of the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an authorized officer of the Company setting forth the details of such Event of Default or Default or other event or development having or potentially having a Material Adverse Effect and the action which the affected Person proposes to take with respect thereto;

vi.        promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto, or the obtaining of knowledge thereof by the Company or any Subsidiary, notice of each action, suit or proceeding before any court or other governmental authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

vii.       as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that the Company or any Subsidiary executes or receives in connection with any Material Contract to be delivered to the Company pursuant to the ComVest Investment Agreement;

viii.      as soon as possible and in any event within 5 business days after execution, receipt or delivery thereof, copies of any material notices that the Company or any Restricted Subsidiary executes or receives in connection with the sale or other disposition of the capital stock of, or all or substantially all of the assets of the Company or any Restricted Subsidiary;

ix.        within forty-five (45) calendar days after the end of each fiscal quarter in each fiscal year of the Borrower (commencing with the quarter ending March 31, 2009), (A) a written statement setting forth, in reasonable detail, the calculation of Excess Cash Flow for such completed fiscal quarter; and (B) a written statement setting forth, in reasonable detail, the calculation of EBITDA, Adjusted Net Income and Cumulative Adjusted Net Income for such completed fiscal quarter; and

x.         promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Company or any Subsidiary as the Holder may from time to time reasonably request.

b)	To the extent that the financial statements and other information required pursuant to this Section 6 are contained in any SEC Reports filed by the Company pursuant to the

Exchange Act (including Rule 12b-25 promulgated thereunder) within the required time period for the delivery of such financial statements, then the Company shall be deemed to have complied with this Section 6 by notifying the Holder of the filing of the subject SEC Report.

c)

To the extent that any report or other delivery required under this Note will, at the time of anticipated delivery to the Holder, contain any material non-public information, the Company will notify the Holder thereof as promptly as practicable prior to the delivery of such report (but without disclosing the specific items of material non-public information or the nature thereof), and if so requested by the Holder prior to the required date of the information delivery hereunder, the Company shall (a) if reasonably practicable, redact such material non-public information from the subject report prior to the delivery thereof to the Holder, or (b) defer delivery of such report until such time as the Company has made public disclosure of the subject material information or the Holder has affirmatively requested delivery of such report. Absent timely request by the Holder as aforesaid, the Company shall make the required delivery to the Holder on a timely basis.

d)

The Holder shall not disclose any material non-public or proprietary information or trade secrets of the Company or any Subsidiary to any Person without the prior written consent of the Company; provided, however, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel, accountants and other professional advisors for the Holder, (c) to bank examiners, auditors, accountants or, if required by law, any regulatory authority, (d) to the officers, partners, managers, directors, employees, agents and advisors (including independent auditors and counsel) of the Holder, (e) in connection with any litigation which relates to this Agreement to which the Holder is a party, (f) to an Affiliate of the Holder, or (g) to any assignee or prospective assignee of this Note which agrees to be bound by this paragraph.

e)

At such time as an Acquisition Subsidiary shall first acquire or own any assets, the Company (and each Subsidiary which owns any capital stock or voting securities of such Acquisition Subsidiary) shall (i) execute and deliver to the Collateral Agent (as such term is defined in the Security Agreement) a pledge agreement in form and substance reasonably satisfactory to such Collateral Agent, pursuant to which the Company and each Subsidiary shall pledge to the Collateral Agent, as collateral security for the Obligations (as such term is defined in the Security Agreement), all shares of capital stock of such Acquisition Subsidiary owned by the Company and/or any and all Subsidiaries, all instruments or securities exercisable for or convertible into capital stock of such Acquisition Subsidiary, and all proceeds thereof, and (ii) take all such further action (including but not limited to the delivery to the Collateral Agent of all certificated shares of capital stock of such Acquisition Subsidiary) as may be necessary to perfect such pledge and create a first priority perfected security interest in such shares of capital stock of such Acquisition Subsidiary; provided, however, that for avoidance of doubt, no Acquisition Subsidiary shall be required to grant any liens on or security interests in any of its assets to secure any of the Obligations.

Section 7.Negative Covenants. So long as any portion of this Note is outstanding, the Company will not and will not permit any of its Subsidiaries to directly or indirectly:

a)

enter into, create, incur, assume, guarantee or suffer to exist any indebtedness or liens of any kind (other than Permitted Indebtedness and Permitted Liens), on or with respect to any of its property or assets now owned or any interest therein or any income or profits therefrom that is senior to, pari passu with or subordinated to, in any respect, the Company’s obligations under the Notes;

b)	amend its certificate of incorporation, bylaws or its charter documents so as to adversely affect any rights of the Holder in respect of the Transaction Documents;

c)

repay, repurchase or offer to repay, repurchase or otherwise acquire or make any dividend or distribution in respect of (or set aside or place funds into escrow or trust for the benefit of holders of) any of its Common Stock, Convertible Preferred Stock, or other equity securities other than (i) any dividend or distribution to be paid by a Subsidiary to the Company, (ii) payment of dividends and distributions on preferred stock to the extent payable solely in additional shares of such preferred stock, and (iii) to the extent permitted or required under the Transaction Documents. For the avoidance of doubt, no dividends or distributions on Convertible Preferred Stock (including but not limited to dividends payable in connection with a Liquidation Event, as such term is defined in the Certificate of Designations, Preferences and Rights of the Convertible Preferred Stock) shall be paid in cash so long as any portion of this Note is outstanding.

d)

engage in any transactions with any officer, director, employee or any affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $10,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company and (iv) pursuant to terms that are no less favorable to the Company or Subsidiary than those generally available from unaffiliated third parties, provided that, in the case of agreements in excess of $25,000, such transaction is approved by a majority of disinterested directors (in accordance with the Delaware General Corporation Law) of the Board of Directors;

e)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by the Company or any of its Restricted Subsidiaries;

f)

dispose, in a single transaction, or in a series of transactions all or any part of its assets (other than stock or assets of an Acquisition Subsidiary) unless (x) such disposal is (i) in the ordinary course of business, (ii) for fair market value, (iii) for cash, and (iv) approved by the board of directors of the Company, (y) the proceeds of such disposal are used to repay amounts due to the Holder pursuant to Section 2(e) hereof, and (z) to the extent such assets are material to the Company’s business, operations or financial condition or performance, such assets are promptly replaced with other assets which have value, quality and risk level at least as favorable to the Company (as determined by a reputable independent third party appraisal firm and by the Company’s board of directors in good faith) as the assets disposed of by the Company;

g)

make or commit or agree to make any Capital Expenditure (by purchase or Capitalized Lease Obligations) that would cause the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries to exceed a maximum of $1,000,000 in any fiscal year;

h)

make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of its capital stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person or assets, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 7(h) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans and advances by any Subsidiary to the Company, (iii) Permitted Investments, (iv) loans to or investments in Acquisition Subsidiaries such that, at the time of and upon giving effect to such loan or investment, the aggregate amount of all such loans or investments under this Section 7(h)(iv) does not exceed the sum of (A) the aggregate net cash proceeds actually received by the Company or any Subsidiary from the issuance of equity securities after the date hereof (provided that such equity securities do not require any payments in cash prior to the Maturity Date hereof), plus (B) fifty percent (50%) of the positive Cumulative Adjusted Net Income; (v) acquisitions, mergers or consolidations by an Acquisition Subsidiary; (vi) loans to or investments in wholly-owned Restricted Subsidiaries so long as the Holder is granted a first priority security interest in all the assets of such Subsidiary, (vii) investments by the Company in or acquisitions by the Company of merchant accounts (or acquisitions of Persons (“Merchant Account Businesses”) whose business principally consists of the acquisition, operation or servicing of merchant accounts) purchased from unaffiliated third parties with the proceeds from the Convertible Preferred Stock, so long as such merchant accounts or Merchant Account Businesses are retained by the Company and the Holders shall have a first priority security interest in the merchant accounts, or in all the assets of the Merchant Account Businesses, so purchased, (viii) loans by the Company to Acquisition Subsidiaries (which loans may be subordinated to the subject Acquisition Subsidiary’s obligations to its lender(s) from time to time) from time to time using up to $5,000,000 (in the aggregate outstanding at any time) of proceeds from the Convertible Preferred Stock in order to enable the subject Acquisition Subsidiary to effect the purchase of assets or a business on terms which would cause such Acquisition Subsidiary to comply with clauses (b)(iii) and (b)(iv) of the definition of “Permitted Indebtedness” above, provided that, simultaneously with each such loan by the Company to the subject Acquisition Subsidiary, the Company shall invest an equal or greater amount in the equity securities of such Acquisition Subsidiary utilizing proceeds received by the Company from the issuance of equity securities or subordinated debt of the Company after the date hereof (provided that such equity securities do not require payments in cash prior to the Maturity Date hereof, and such subordinated debt contains subordination terms consistent with clauses (b)(i) and (b)(ii) of the definition of “Permitted Indebtedness” above), (ix) the receipt and holding of securities issued in a plan of reorganization in payment of accounts payable and other obligations owed to the Company and its Subsidiaries, and (x) investments by the Company or a Restricted Subsidiary in or acquisitions by the Company or a Restricted Subsidiary of merchant accounts or Merchant Account Businesses purchased from unaffiliated third parties using Net Income of the Company or of the Restricted Subsidiary making such investment, so long as (A) such merchant accounts or Merchant Account Businesses are retained by the

Company or such Restricted Subsidiary and the Holders shall have a first priority security interest in the merchant accounts or Merchant Account Businesses so purchased, (B) all payments of interest required hereunder (including but not limited to mandatory prepayments required under Section 2(e) above) have been made and no default has occurred hereunder, and (C) the aggregate amount of all investments made pursuant to this Section 7(h)(x) together with the aggregate amount of all investments made pursuant to Section 7(h)(iv) above does not exceed, at the time of and upon giving effect to such loan or investment, the sum of (X) the aggregate net cash proceeds received pursuant to Section 7(h)(iv)(A) above, plus (Y) fifty percent (50%) of positive Cumulative Adjusted Net Income (giving effect to Cumulative Adjusted Net Income attributable to such investments);

i)	make any payments pursuant to Section 9 of the ComVest Investment Agreement; or

j)	enter into any agreement with respect to any of the foregoing.

Section 8.	Events of Default.

a)         “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.

any default in the payment of (A) the principal of any Note, or (B) interest (including Late Fees) on, or liquidated damages in respect of, any Note, in each case free of any claim of subordination, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured, within 3 Business Days;

ii.

the Company or any of its Subsidiaries shall fail to observe or perform any other covenant or agreement contained in this Note or any of the other Transaction Documents which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Business Days after notice of such default sent by the Holder or by any other Holder and (B)10 Business Days after the Company shall become or should have become aware of such failure;

iii.

a default or event of default (subject to any grace or cure period provided for in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents other than the Notes, or (B) any other material agreement, lease, document or instrument to which the Company or any Restricted Subsidiary is bound, which default, solely in the case of a default under clause (B) above, is not cured, within 10 Business Days;

iv.

any representation or warranty made herein, in any other Transaction Document, in any written statement pursuant hereto or thereto, or in any other report, financial statement or certificate made or delivered to the Holder or any other holder of Notes shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.

(i) the Company or any of its Subsidiaries shall commence, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Subsidiary thereof or (ii) there is commenced against the Company or any Subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or (iii) the Company or any Subsidiary thereof is adjudicated by a court of competent jurisdiction insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (iv) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or (v) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors; or (vi) the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (vii) the Company or any Subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (viii) the Company or any Subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (ix) any corporate or other action is taken by the Company or any Subsidiary thereof for the purpose of effecting any of the foregoing;

vi.

the Company or any Restricted Subsidiary shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $50,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii.

the Company shall be a party to any Change of Control Transaction or Fundamental Transaction, shall agree to sell or dispose of all or in excess of 33% of its assets (other than assets of an Acquisition Subsidiary) in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) or shall redeem or repurchase more than a de minimis number of its outstanding shares of Common Stock or other equity securities of the Company (other than repurchases of shares of Common Stock or other equity securities of departing officers and directors of the Company; provided such repurchases shall not exceed $100,000, in the aggregate, for all officers and directors during the term of this Note);

viii.

any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Restricted Subsidiary or any of their respective property or other assets for more than $150,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days;

ix.

create or acquire any Subsidiary (other than an Acquisition Subsidiary) after the date hereof unless (i) such Subsidiary is a wholly owned Subsidiary of the Company and (ii) such Subsidiary becomes party to the Security Agreement and the Subsidiary Guaranty (either by executing a counterpart or an assumption or joinder agreement in respect thereof) and satisfied each condition of this Agreement and the Transaction Documents as if such Subsidiary were a Restricted Subsidiary on the Second Closing Date;

x.	the Acquisitions shall be rescinded, unwound or otherwise fail to be given full force and effect in any material manner, whether by the exercise of rights by any third party or otherwise.

b)         Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash (except with respect to an Event of Default described in Section 8(a)(v), in which case the full principal amount, together with interest and other amounts owing in respect thereof shall automatically become due and payable immediately). The aggregate amount payable upon an Event of Default shall be equal to the Mandatory Prepayment Amount. Commencing 5 Business Days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at the rate of 20% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. All Notes for which the required payment hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.          Miscellaneous.

a)         Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number 315-389-5363, Attn: Don Gruneisen, Chief Financial Officer and to Sheila Corvino, facsimile number 802-867-2468 (which shall not constitute notice), or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)         Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

c)         Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

d)         Security Interest. This Note is a direct debt obligation of the Company and, pursuant to the Security Agreement is secured by a first priority perfected security interest in all of the assets of the Company and the Subsidiaries for the benefit of the Holders.

e)         Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

f)         Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

g)         Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

h)         Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)         Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j)         Seniority. This Note is senior in right of payment to any and all other indebtedness of the Company.

k)     Assumption. Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume, prior to such Fundamental Transaction, all of the obligations of the Company under this Note and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new note of such successor entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Note and having similar ranking to this Note, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed). The provisions of this Section 9(k) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Note.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

PIPELINE DATA INC.
__________________________________________ Name: Title: